                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number 0-24436
                                                              ------------------

                                 PAGEMART, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                3333 Lee Parkway, Suite 900, Dallas, Texas 75219
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 12 1/4% Senior Discount Notes due 2003
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
(Titles of all other classes of securities of which a duty to file reports under
                        Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]                Rule 12h-3(b)(1)(i)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice
date:    0
      -------

     Pursuant to the requirements of the Securities Exchange Act of 1934 PageMart, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       PageMart Wireless, Inc. as successor by
                                       merger to PageMart, Inc.

Date: February 20, 1998                By: /s/ FREDERICK G. ANDERSON
                                          --------------------------------------
                                       Name: Frederick G. Anderson
                                             Vice President, General Counsel and
                                             Secretary

Instruction: This form is required by Rules 12-g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.